ENTRUSTED MANAGEMENT AGREEMENT

BETWEEN

China Agro Sciences Corp.

AND

Xiaojun Zhu and his management team

As of September 18, 2009

This Entrusted Management Agreement (the "Agreement") is entered into as of the 18th day of September, 2009 in Hanzhong, Shaanxi province, P. R. China, by:

Party A:
China Agro Sciences Corp.  a corporation formed under the laws of the State of Florida (“CHAS” or “Party A”, as the context requires), which owns 100% of the equity of Shaanxi Hanguangsha Management and Consultation Limited Company, a wholly foreign owned enterprise (WFOE) organized under the laws of the P.R. China ..

and

Party B (collectively referred to herein as "Party B"):

Xiaojun Zhu, a citizen of PRC

Shenghui Luo, a citizen of PRC

Shumin Li, a citizen of PRC

Su-E Han, a citizen of PRC

Yali Wang, a citizen of PRC

Yuhua Xia, a citizen of PRC

Jiachuan Shi, a citizen of PRC

Xiangqing Kong, a citizen of PRC

Xiaobo Chu, a citizen of PRC and

Li Xia, a citizen of PRC

Party A and Party B are collectively referred to herein as the "Parties".

Whereas:

1. Pursuant to that certain Share Exchange Agreement dated August 21, 2009, by and among China Agro Sciences Corp., a Florida corporation (“CHAS”), China HGS Investment Inc., a corporation formed under the laws of the State of Delaware (“HGS”), and Rising Pilot, Inc., a British Virgin Islands business company which owns 100% issued and outstanding capital stock of HGS (the “HGS Shareholder”).

2.  Party B is comprised of the management and technical experts of Shanxi Guangsha Investment and Development Group Ltd. (the “Guangsha”)with expertise, experience and a reputation in the field of the real estate industry in China.

3. Party A’s experience in the fields related to real estate and other matters material is very limited  and desires Party B to have responsibility and authority for the management of CHAS and its subsidiaries, and Party B is willing to serve in that capacity for CHAS and its subsidiaries.

4.  As partial payment for above mentioned services rendered by Party B, Party A agrees that 25 million shares of Common Stock of CHAS shall be issued to Party B, in a lump sum. The breakdown of shares compensation refers herein to table1.

NOW, THEREFORE, inconsideration of the mutual understanding set forth herein the parties agree the following terms and conditions should be included in final agreement on aforesaid entrusted management and any changes and modifications to this Entrusted Management Agreement must approved by both sides unanimously

Article 1 Entrusted Management

1.1
As of and from the Effective Date (as defined below), Party A agrees that the management of CHAS and its subsidiaries shall be entrusted to Party B pursuant to the terms and conditions of the Agreement. Party B agrees to manage CHAS and its subsidiaries in accordance with the terms and conditions of the Agreement.

1.2	Party A agrees that 25 millions shares of Common Stock of CHAS, in the aggregate, shall be issued and delivered to Party B as soon as reasonably practicable following the date hereof.

1.3	Party A agrees to pay regular cash payment and to implement a stock ownership incentive plan as further payment for the management services of Party B.

（1） During the term of the Agreement, the regular cash payment for Party B will be paid in RMB 10,000 on a monthly basis.

（2） Party A shall implement the stock ownership incentive plan according to the performance of Party B. Party B agrees that 25 millions shares of Common Stock of CHAS shall be issued in a lump sum to Party A.

1.4
The term of this Entrusted Management Agreement shall no less than 25 years, and it shall be from the effective date of the Agreement (the “Effective Date”) until the following occurs which is earlier (the “Entrustment Period”):

(1) the winding up of CHAS;

(2) 25 years from the date hereof; or

(3) the termination date of this Entrusted Management Agreement as determined by the Parties hereto.

1.5
During the term of this Entrusted Management Party B shall be fully responsible for the day-to-day management of CHAS. Party B’s management services shall include, without limitation, the following (except to the extent, if any, provided by applicable law):

(1)  Party A shall not intervene in the Party B’s appointment or removal of members of the Board of Directors of CHAS without the consent of Party B.

(2) Party B shall be fully responsible for the operation of CHAS, which includes the right to hire managerial and administrative personnel for CHAS and any of its subsidiaries.

(3)  Party B shall have the right to manage and control all assets of CHAS. CHAS shall open or cause to be opened by its subsidiaries one or more “entrusted accounts”, hereafter referred to individually and collectively as the “entrusted account”, or designate one or more existing accounts as the entrusted account. Party B shall have the full right to decide the use of the funds in the entrusted account. The signer of the account shall be appointed or confirmed by Party B. All of the funds of CHAS and its subsidiaries shall be deposited in the entrusted account, including but not limited to existing operating capital and all income with selling production equipment, inventory, raw materials and all accounts receivable. All payments of funds shall be disbursed through this entrusted account, including but not limited to the payment of all existing accounts payable and operating expenses, payment for employees salaries’ and purchase of assets. All revenues of CHAS and its subsidiary shall be deposited in the entrusted account.

(4) Party B shall have the full right to control and administer the financial affairs and daily operations of CHAS and its subsidiaries, such as entering into and performing contracts and paying taxes.

(5) Party B shall have all other customary powers and duties associated with the management authority and responsibilities contemplated hereby.

Article 2 Rights and Obligations of the Parties

2.1	During the Entrustment Period, Party A's rights and obligations shall include the following:

(1) Party A shall deliver the control of the operations of CHAS to Party B for entrusted management hereunder as of the Effective Date of the Agreement and deliver or cause to be delivered to Party B the business materials, including but not limited to business licenses and corporate seals of CHAS and its subsidiaries;

(2) Party A shall have no right to make any decisions regarding CHAS’s operations without the consent of Party B;

(3) Party A shall be advised of the business affairs of CHAS by Party B at any time and be provided proposals with respect thereto;

(4) Party A shall assist Party B in carrying out the entrusted management within the parameters of the requirements set forth by Party B;

(5) Party A shall not entrust any third party other than Party B to manage CHAS in any manner without Party B's consent;

(6) Party A shall not terminate this Agreement unilaterally with or without cause;

(7) Party A shall benefit from its other rights and perform its other obligations under the Agreement.

2.2 During the Entrustment Period, Party B's rights and obligations hereunder shall include:

(1) Party B shall have the right to fully and independently manage CHAS and its subsidiaries;

(2) Party B shall have the right to dispose of all assets of CHAS and its subsidiaries;

(3) Party B shall have the right to appoint all directors of CHAS and its subsidiaries.

(4) Party B shall have the right to appoint general managers, deputy general managers, financial managers and other senior managerial personnel of CHAS;

(5) Without the prior written consent of Party A, Party B shall not pledge the shares of the CHAS held by him.

(6) If the annual earning rate is lower than 5%，Party B shall not enjoy the dividend right in relation to the shares of the CHAS held by it, except the consent of Party A.

(7) Party A shall benefit from its other rights and perform its other obligations under the Agreement.
(8) Party B shall have all other customary powers and duties associated with the management authority and responsibilities contemplated hereby.

Article 3 Representation and Warranties

Each of the Parties hereto hereby represents and warrants to the other as of the date of this Agreement that:

(1) such Party has the right to enter into this Agreement and the ability to perform the same;

(2) this Agreement, upon execution, will constitute the binding and effective agreement of such Party;

(3) the execution of this Agreement, and performance of its obligations hereunder, by such Party will not:

(a) violate any provision of the business license, articles of association or other similar documents of such Party;

(b) violate any provision of the laws and regulations of the PRC or other governmental or regulatory authority or approval;

(c) violate or result in a breach of any contract or agreement to which such Party is a party or by which it is bound.

Article 4 Effectiveness

This Agreement shall take effect after it is duly executed by the authorized representatives of the parties hereto with signature.

Article 5 Term

Party B promises that the term of the management services Party B shall provide to CHAS hereunder shall be no less than 25 years.

Article 6 Liability for Breach of Agreement

During the Entrustment Period, any violation of any provisions herein by either Party B constitutes breach of contract and the breaching Party shall compensate the non-breaching Party for the loss incurred as a result of this breach.

Article 7 Force Majeure

The failure of either Party to perform all or part of its obligations under the Agreement due to force majeure shall not be deemed a breach of contract. The affected Party shall present promptly valid evidence of such force majeure, and the failure of performance shall be settled through consultations between the Parties hereto.

Article 8 Governing Law

The construction, validity, interpretation, and performance of this Agreement and the settlement of any disputes arising out of this Agreement shall be governed by the laws and regulations of the People's Republic of China.

Article 9 Settlement of Dispute

Any disputes under this Agreement shall be settled at first through friendly consultation between the Parties hereto. In case no settlement can be reached through consultation, each Party shall have the right to submit such disputes to China International Economic and Trade Arbitration Commission. The place of arbitration is Beijing. The final arbitration award rendered by such commission shall be final and binding on both Parties.

Article 10 Confidentiality

10.1 The Parties hereto agree to cause their respective employees or representatives who have access to and knowledge of the terms and conditions of this Agreement to treat and hold confidential any of the terms and conditions of this Agreement and not disclose the same to any third party unless (i) expressly required under law, (ii) by request from judicial authorities or governmental departments, or (iii) with the consent of the other Party.

10.2 The obligations of confidentiality under Section 9.1 of this Article shall survive after the termination of this Agreement.

Article 11 Severability

11.1 Any provision of this Agreement that is invalid or unenforceable due to applicable laws and regulations shall be ineffective without affecting in any way the remaining provisions hereof.

11.2. In the event of any invalidity or unenforceability of a provision hereof by virtue of the foregoing paragraph, the Parties hereto shall enter into a supplemental agreement reasonably designed to give effect, to the extent possible, to the intentions of such provision as soon as possible through friendly consultation.

Article 12 Non-waiver of Rights

12.1 Any failure or delay by any Party in exercising its rights under this Agreement shall not constitute a waiver of such right.

12.2 Any failure of any Party to demand that the other Party perform its obligations under this Agreement shall not be deemed as a waiver of its right to demand that the other Party perform such obligations later.

12.3 If a Party excuses the non-performance by the other Party of certain provisions under this Agreement, such excuse shall not be deemed to excuse any future non-performance by the other Party of the same, or any other, provision.

Article 13 Non-transferability

Unless otherwise specified under this Agreement, no Party can assign or delegate any of its rights or obligations under this Agreement to any third party nor can it provide any guarantee to such third party or carry out other similar activities without the prior written consent from the other Party.

Article 14 Miscellaneous

14.1 Any and all taxes arising from execution and performance of this Agreement and during the course of the entrusted management and operation shall be borne by the Parties respectively pursuant to the provisions of applicable laws and regulations.

14.2 Any written amendment entered into by the Parties hereto after the effectiveness of this Agreement shall be an integral part of this Agreement and have the same legal effect as part of this Agreement. In case of any discrepancy between any such amendment and this Agreement, the amendment shall prevail. In case of several amendments, the amendment with the latest date shall prevail.

14.3 This Agreement is executed by Chinese and English in duplicate, and in case of any conflict the English version shall prevail. Each of the original Chinese and English versions of this Agreement shall be executed in 6 copies. Each party shall hold two originals of each version, and the rest shall be used for governmental registration or other necessary approval purposes.

14.4 In witness hereof, the Agreement is duly executed by the Parties hereto as of the date first written above.

Party A:

China Agro Sciences Corp.

/s/Zhengquan Wang
Zhengquan Wang
Chief Executive Officer

Party B:

/s/Xiaojun Zhu
Zhu Xiaojun

/s/Shenghui Luo
Shenghui Luo

/s/Shumin Li
Shumin Li

/s/Su-E Han
Su-E Han

/s/Yali Wang
Yali Wang

/s/Yuhua Xia
Yuhua Xia

/s/Jiachuan Shi
Jiachuan Shi

/s/Xiangqing Kong
Xiangqing Kong

/s/Xiaobo Chu
Xiaobo Chu

/s/Li Xia
Li Xia

September 18, 2009

Table 1. Shares compensation plan to Mr. Xiaojun Zhu and his management staffs

Name	Amount of shares
Xiaojun Zhu	15,800,000
Shenghui Luo	1,680,000
Shumin Li	1,320,000
Su-E Han	1,270,000
Yali Wang	1,100,000
Yuhua Xia	1,060,000
Jiachuan Shi	1,220,000
Xiangqing Kong	800,000
Xiaobo Chu	550,000
Li Xia	200,000
Total	25,000,000